For more information contact:

KinderCare Learning Centers, Inc.
Dan Jackson, Executive Vice President,
Chief Financial Officer
(503) 872-1317

Ref: NR03803

KinderCare Announces Third Quarter Results

(PORTLAND, Ore.) - April 21, 2003 - KinderCare Learning Centers, Inc. is pleased to announce net revenues of $193.1 million in the third quarter of fiscal 2003, an increase of $7.5 million, or 4.0%, from the same period last year. The increase was due to higher tuition rates as well as additional net revenues generated by newly opened centers. Comparable center net revenues increased $3.2 million, or 1.8%. Comparable centers are those that have been open for at least one year.

The average weekly tuition rate was $144.69, an increase of $6.22, or 4.5%, which is primarily due to tuition increases. Occupancy was 61.2%, a decline of 1.7 percentage points due primarily to reduced full-time equivalent attendance within the population of older centers.

During the third quarter of fiscal 2003, six new centers were opened compared to nine in the same period last year, while eight centers were closed compared to one in the same period last year.

In the third quarter of fiscal 2003, operating income was $19.0 million, a decrease of $2.6 million, or 12.1%, from the same period last year. The decrease was primarily due to increased insurance costs and higher rent expense due to our sale-leaseback program, offset in part by higher tuition rates.

Net income for the third quarter of fiscal 2003 was $5.3 million, a decrease of $1.9 million, or 25.9%, from the same period last year. The decrease in net income was due to higher insurance costs and rent expense, offset in part by reduced interest costs. Basic and diluted net income per share were both $0.27 in the third quarter of fiscal 2003. For the third quarter of fiscal 2002, basic and diluted net income per share were $0.36 and $0.35, respectively.

In the twelve weeks ended March 7, 2003, EBITDAR was $44.1 million, a decrease of $1.6 million from the same period last year. The decrease was primarily due to higher insurance costs, offset in part by higher tuition rates and control over center labor productivity. EBITDAR is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation, amortization, rent and related components of discontinued operations.

In the twelve weeks ended March 7, 2003, our net debt was $472.6 million, a decrease of $35.7 million from December 12, 2002, which was the end of our second quarter. The decrease is largely the result of $37.1 million of net proceeds received from our sale-leaseback program and $12.6 million of cash provided by operating activities. Capital expenditures were $15.5 million in the twelve weeks ended March 7, 2003, a decrease of $4.8 million from the same period last year. The decrease was due to a reduction in spending for new center development.

Forty weeks ended March 7, 2003

Net revenues for the forty weeks ended March 7, 2003, were $645.0 million, an increase of $23.8 million, or 3.8%, from the same period last year. The increase was due to higher tuition rates, as well as additional net revenues generated by newly opened centers. Comparable center net revenues increased $7.6 million, or 1.2%.

The average weekly tuition rate was $143.85, an increase of $6.93, or 5.1%, from the same period last year, which is due primarily to tuition increases. Occupancy was 62.5%, a decrease of 2.5 percentage points largely as a result of reduced full-time equivalent attendance within the population of older centers.

During the forty weeks ended March 7, 2003, 24 new centers were opened compared to 31 in the same period last year, while 24 centers were closed compared to eight in the same period last year.

In the forty weeks ended March 7, 2003, operating income was $48.8 million, a decrease of $3.8 million, or 7.2%, from the same period last year. The decrease was primarily a result of higher insurance costs, rent and depreciation expense.

Net income was $10.1 million, a decrease of $0.8 million, or 7.2%, in the forty weeks ended March 7, 2003. This decrease was due to reduced operating income as a result of higher insurance costs, rent and depreciation expense, offset in part by lower interest costs. Basic and diluted net income per share were both $0.51 in the forty weeks ended March 7, 2003. For the forty weeks ended March 8, 2002, basic and diluted net income per share were $0.55 and $0.54, respectively.

EBITDAR, a non-GAAP financial measure, was $134.0 million, an increase of $2.0 million, or 1.5%, for the forty weeks ended March 7, 2003. The increase was due primarily to higher tuition rates and control over center labor productivity, offset by higher insurance costs.

In the forty weeks ended March 7, 2003, our net debt was $472.6 million, a decrease of $51.1 million from May 31, 2002. That was largely the result of $67.5 million of net proceeds received from our sale-leaseback program and $48.5 million of cash provided by operating activities. Capital expenditures were $69.7 million in the forty weeks ended March 7, 2003, a decrease of $6.5 million from the same period last year, which was primarily due to a reduction in spending for new center development.

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles ("GAAP"). We have provided a reconciliation of EBITDA and EBITDAR, non-GAAP measures of our liquidity, to cash provided by operating activities, the most comparable GAAP financial measure, at the end of this release.

We believe EBITDA and EBITDAR are useful tools for certain investors and creditors for measuring our ability to meet debt service requirements. Additionally, management uses EBITDA and EBITDAR for purposes of reviewing our results of operations on a more comparable basis. We have provided EBITDA and EBITDAR in previous earnings releases and continue to provide this measure for comparability between periods. EBITDA and EBITDAR do not represent cash flow from operations as defined by GAAP, are not necessarily indicative of cash available to fund all cash flow needs and should not be considered alternatives to net income under GAAP for purposes of evaluating our results of operations.

Comparable Centers

A center is included in comparable center net revenues when it has been open and operated by us at least one year and it has not been rebuilt or permanently relocated within that year. Therefore, a center is considered comparable during the first quarter it has prior year net revenues. Non-comparable centers include those that have been closed during the past year.

Stock Split

These per share amounts were adjusted to reflect a 2-for-1 stock split effective August 19, 2002.

Fiscal Calendar

We utilize a fiscal reporting schedule comprised of 13 four-week periods. The fiscal year ends on the Friday closest to May 31st. The first fiscal quarter includes 16 weeks and the remaining quarters each include 12 weeks.

Conference Call

We will host a conference call at 1.888.687.6184 (reference: KinderCare) to discuss the results of the third quarter of fiscal 2003 on Tuesday, April 22, 2003 at 10:00 a.m. Pacific Daylight Time. Replays will be available through Tuesday, April 29, 2003, at 1.800.642.1687, access identification number 9691044. This call will also be streamed over the internet, accessible via http://www.kindercare.com/about_ir, at the webcast listing. Replays will be available at our website for 90 days from the date of the call.

About Us

We are the leading for-profit provider of early childhood education and care services in the United States. At April 18, 2003, we served approximately 132,000 children and their families at 1,268 child care centers. At our child care centers, education and care services are provided to infants and children up to twelve years of age. However, the majority of the children we serve are from six weeks to five years old. The total licensed capacity at our centers was approximately 168,000 at April 18, 2003.

We operate child care centers under two brands as follows:

  KinderCare - At April 18, 2003, we operated 1,198 KinderCare centers. The brand was established in 1969 and includes centers in 39 states, as well as two centers located in the United Kingdom.
  Mulberry - We operated 70 Mulberry centers and 12 before- and after-school programs at April 18, 2003. Mulberry operates primarily in the northeast region of the United States and southern California.

We also partner with companies to provide on- or near-site care to help employers attract and retain employees. Included in our 1,268 centers at April 18, 2003 are 47 employer-sponsored centers. In addition to our center-based child care operations, our wholly-owned subsidiary KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults and offers an accredited high school program delivered through correspondence format and over the internet. We have made minority investments in Chancellor Beacon Academies, Inc., a charter school management company, and Voyager Expanded Learning, Inc., a developer of educational curricula for elementary and middle schools and a provider of a public school teacher retraining program.

We are based in Portland, Oregon. Our internet website addresses include kindercare.com, kindercareatwork.com and mulberrychildcare.com. Information about KC Distance Learning, Inc.'s educational programs is available at kcdistancelearning.com, keystonehighschool.com and creditmakeup.com.

KinderCare Learning Centers, Inc. and Subsidiaries
Financial and Operating Highlights

(In thousands, except per share amounts and child care center data)
(Unaudited)

                                         Third Quarter Ended               Forty Weeks Ended
                                     -----------------------------   -----------------------------
                                     March 7, 2003   March 8, 2002   March 7, 2003   March 8, 2002
                                     -------------   -------------   -------------   -------------
Results of operations:
Revenues, net......................  $     193,061   $     185,611   $     644,992   $     621,224
                                     -------------   -------------   -------------   -------------

Operating expenses:
  Salaries, wages and benefits.....        105,884         101,706         361,616         348,050
  Depreciation and amortization....         12,615          12,640          44,220          41,622
  Rent.............................         12,814          11,264          40,261          37,201
  Provision for doubtful accounts..          1,410           1,629           4,777           4,670
  Other............................         41,369          36,783         145,368         137,125
                                     -------------   -------------   -------------   -------------
      Total operating expenses....         174,092         164,022         596,242         568,668
                                     -------------   -------------   -------------   -------------
    Operating income..............          18,969          21,589          48,750          52,556
Investment income.................              35             159             215             458
Interest expense..................          (9,338)         (9,983)        (31,791)        (34,436)
                                     -------------   -------------   -------------   -------------
  Income before income taxes
    and discontinued operations...           9,666          11,765          17,174          18,578
Income tax expense................          (3,828)         (4,523)         (6,801)         (7,310)
                                     -------------   -------------   -------------   -------------
  Income before discontinued
    operations....................           5,838           7,242          10,373          11,268
Discontinued operations, net
  of income tax...................            (540)            (94)           (318)           (437)
                                     -------------   -------------   -------------   -------------
    Net income....................   $       5,298   $       7,148   $      10,055   $      10,831
                                     =============   =============   =============   =============
Basic net income per share (a):
Income before discontinued
  operations......................   $        0.30   $        0.37   $        0.53   $        0.57
Discontinued operations, net......           (0.03)          (0.01)          (0.02)          (0.02)
                                     -------------   -------------   -------------   -------------
    Net income....................   $        0.27   $        0.36   $        0.51   $        0.55
                                     =============   =============   =============   =============
Diluted net income, per share (a):
Income before discontinued
  operations......................   $        0.29   $        0.36   $        0.52   $        0.56
Discontinued operations, net......           (0.02)          (0.01)          (0.01)          (0.02)
                                     -------------   -------------   -------------   -------------
    Net income....................   $        0.27   $        0.35   $        0.51   $        0.54
                                     =============   =============   =============   =============

Weighted average common shares
  outstanding (a):
  Basic...........................          19,664          19,819          19,713          19,819
  Diluted.........................          19,836          20,015          19,901          20,171

Other financial data:
Net cash provided by operating
  activities......................   $      12,594   $      22,625   $      48,461   $      47,560
EBITDA............................          31,216          34,167          93,212          93,890
EBITDAR...........................          44,119          45,723         134,049         132,061
Capital expenditures..............          15,540          20,301          69,731          76,190
Net debt at end of period.........         472,648         551,194         472,648         551,194

Child care center data:
Average weekly tuition rate.......  $       144.69   $      138.47   $      143.85          136.92                                  $
Occupancy.........................            61.2%           62.9%           62.5%           65.0%
Licensed capacity at end of
  period..........................         167,000         166,000         167,000         166,000
Number of centers at end of
  period..........................           1,264           1,265           1,264           1,265

(a) Adjusted for the 2-for-1 stock split effective August 19, 2002.

KinderCare Learning Centers, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands)
(Unaudited)

                                         Third Quarter Ended               Forty Weeks Ended
                                     -----------------------------   -----------------------------
                                     March 7, 2003   March 8, 2002   March 7, 2003   March 8, 2002
                                     -------------   -------------   -------------   -------------

Net cash provided by operating
  activities......................   $      12,594   $      22,625   $      48,461   $      47,560
Income tax expense................           3,828           4,523           6,801           7,310
Deferred income taxes.............             (54)           (139)         (5,624)           (188)
Interest expense, net.............           9,303           9,824          31,576          33,978
Effect of discontinued operations
  on interest and taxes...........            (354)            (58)           (208)           (282)
Change in operating assets and
  liabilities.....................           5,736          (2,739)         12,188           5,608
Other non-cash items..............             163             131              18             (96)
                                     -------------   -------------   -------------   -------------
  EBITDA..........................          31,216          34,167          93,212          93,890
Rent expense......................          12,814          11,264          40,261          37,201
Rent expense from discontinued
  operations......................              89             292             576             970
                                     -------------   -------------   -------------   -------------
  EBITDAR.........................   $      44,119   $      45,723   $     134,049   $     132,061
                                     =============   =============   =============   =============